Exhibit 99

              Viad Corp Announces First Quarter Results
         Income from Continuing Operations of $0.62 Per Share

   PHOENIX--(BUSINESS WIRE)--April 28, 2006--Viad Corp (NYSE:VVI) today announced first quarter 2006 revenue of $233.8 million, segment operating income of $17.7 million, and income from continuing operations of $13.8 million, or $0.62 per diluted share. Income before impairment recoveries was $13.2 million, or $0.60 per diluted share, as compared to $12.4 million, or $0.56 per diluted share, in the 2005 first quarter and the company's prior guidance of $0.35 to $0.43 per diluted share. Viad's 2006 first quarter results included gains from the sale of assets of $2.2 million after tax, or $0.10 per diluted share, and favorable tax settlements of $1.0 million, or $0.05 per diluted share.
   Paul B. Dykstra, president and chief executive officer, said, "Our strong results for the first quarter were driven by great performance at GES and gains from the sale of certain assets. Despite negative show rotation revenue of $18 million, revenue at GES declined by only $4.2 million. This was the result of strong same-show growth, which offset most of the impact of the negative show rotation."

   First Quarter 2006 Financial Highlights

   Highlights of the 2006 first quarter, compared to first quarter 2005 results, are presented below.

                                        Q1 2006    Q1 2005    Change
                                        --------  ---------  ---------
                                          ($ in millions)
Revenue                                  $233.8     $249.5       -6.3%
Segment operating income                  $17.7      $22.8      -22.2%
Operating margins (Note A)                  7.6%       9.1%   -150 bps
Income before impairment recoveries
 (Note B)                                 $13.2      $12.4        6.6%
Net income (Note C)                       $13.6      $12.2       11.6%
Adjusted EBITDA (Note B)                  $26.1      $27.1       -3.9%
Cash from operations                       $5.8      $10.7      -45.9%
Free cash flow (Note B)                   $(1.2)      $6.3         (a)

(a) Change is greater than +/- 100 percent.

(A) For operating margins, the change from the prior year period is presented in basis points.

(B) Income before impairment losses/recoveries is defined by Viad as income from continuing operations before the after-tax effects of impairment losses/recoveries. Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, impairment losses/recoveries, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Income before impairment losses/recoveries, Adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Free cash flow is also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for reconciliations of income from continuing operations to income before impairment losses/recoveries, of net income to Adjusted EBITDA, and of net cash provided by operating activities to free cash flow.

(C) Net income includes after tax impairment recoveries of $508,000 in 2006 relating to insurance proceeds received for assets damaged as a result of Hurricane Katrina. Net income also includes losses from discontinued operations of $149,000 and $227,000 in 2006 and 2005, respectively, relating to tax matters associated with previously sold operations.

   At the end of the first quarter 2006:

   --  Cash and cash equivalents were $154.7 million.

   --  Debt totaled $17.1 million, with a debt-to-capital ratio of
        4.0 percent.

   Also relating to the first quarter 2006:

   -- Viad repurchased 414,400 shares at an aggregate cost of $13.3 million.

   -- Viad sold its remaining 50 percent interest in its corporate aircraft and certain related equipment for $10.0 million in cash, resulting in a gain of $1.7 million ($1.1 million after tax). Viad also sold certain undeveloped land for $2.9 million in cash, resulting in a gain of $1.7 million ($1.1 million after tax).

   --  Viad recorded favorable tax settlements of $1.0 million.

   -- Viad recorded insurance recoveries of $843,000 ($508,000 after tax) related to claims associated with Hurricane Katrina. The final resolution of these claims remains pending with Viad's insurance carriers, and the amounts of additional recoveries, if any, remain uncertain.

   GES Exposition Services (GES)

   For the first quarter of 2006, GES' revenue was $194.1 million, down $4.2 million or 2.1 percent from $198.4 million in the first quarter of 2005. First quarter segment operating income was $22.4 million, down $4.3 million or 16.2 percent from $26.8 million in 2005. Operating income was lower due to negative show rotation revenue and higher performance-based incentive accruals.
   Dykstra said, "We were expecting declines in GES' revenue and operating income versus the prior year because of negative show rotation. However, actual results were much better than we previously expected due to very strong performance across many of GES' shows. GES' base same-show growth was nearly 11 percent in the first quarter, driven by the Products and Services group and continued improvement in the industry. Kevin Rabbitt and his team are doing a great job of driving profitable revenue growth, pricing initiatives and productivity improvements."

   Exhibitgroup/Giltspur (Exhibitgroup)

   Exhibitgroup's first quarter revenue was $34.7 million, down $11.7 million or 25.2 percent from $46.4 million in the first quarter of 2005. Segment operating results decreased by $1.2 million to a loss of $3.0 million, as compared to a loss of $1.8 million in the 2005 first quarter.
   Dykstra said, "As expected, Exhibitgroup's first quarter revenue decreased as a result of three primary factors. First, the 2005 first quarter included spending from clients that exhibited at a large tradeshow that only occurs once every three years. Second, some clients are experiencing shifts in their tradeshow program schedules. Instead of exhibiting at first quarter shows, they plan to exhibit at shows later in the year. Lastly, the 2005 first quarter included revenue from two clients that were not re-signed in the second half of 2005."
   Dykstra added, "Exhibitgroup's operating income declined as a result of the overall revenue decline. Additionally, Exhibitgroup experienced a slightly lower mix of construction revenue than we had previously expected, which weighed on margins."

   Travel and Recreation Services

   Travel and Recreation Services segment revenue for the 2006 first quarter was $4.9 million, as compared to $4.7 million in the first quarter of 2005. First quarter segment operating loss was $1.7 million, as compared to a loss of $2.2 million in the 2005 first quarter.
   Dykstra said, "Due to its seasonal nature, the Travel and Recreation Services segment generates less than 10 percent of its full year revenues during the first quarter. As a result, our main focus during this time is on cost containment. We look forward to this segment's positive contributions to operating income during the second and third quarters."

   2006 Outlook

   Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

   Full Year 2006

   Viad's guidance for the 2006 full year has been increased to reflect the first quarter gains from the sale of assets of $0.10 per share, the favorable tax settlements of $0.05 per share, and $0.06 per share related to the effect of Viad's first quarter share repurchases and an increase in interest rate expectations. Overall, the outlook for Viad's core operating results remains unchanged. Full year income before impairment recoveries is now expected to be in the range of $1.70 to $1.81 per share, an increase from the company's prior guidance of $1.49 to $1.60 per share. This compares to 2005 income before impairment losses of $1.66 per share (which included $0.21 per share of favorable tax settlements). The guidance range for 2006 assumes an effective tax rate of 39 percent for the remainder of the year.
   Revenue is expected to increase by a mid-single digit rate from the 2005 amount of $826.3 million. Segment operating income is expected to increase by a mid to high-single digit rate from $64.2 million in 2005 due to improved results at all of Viad's operating companies.
   Show rotation is not expected to have a meaningful impact on full year 2006 revenues but is expected to impact Viad's quarterly revenues. For the first quarter, negative show rotation at GES was $18 million. In the second quarter, positive show rotation revenue at GES is expected to essentially offset negative show rotation revenue at Exhibitgroup. For the third quarter, Viad expects positive show rotation at both GES and Exhibitgroup totaling about $34 million in revenue. Fourth quarter show rotation at GES is expected to negatively impact revenues by about $7 million.

   Second Quarter 2006

   For the second quarter, Viad's income per diluted share is expected to be in the range of $0.52 to $0.60. This compares to income from continuing operations of $0.50 per share in the 2005 second quarter. Revenue is expected to be comparable to or slightly higher than the 2005 amount of $227.0 million. Segment operating income is expected to be in the range of $21.0 million to $24.5 million, as compared to $22.3 million in the 2005 second quarter.
   Implicit within this guidance are the following segment revenue and operating income expectations.

                                                        Segment
                                 Segment           Operating Income
                                 Revenue                 (Loss)
                          ---------------------   --------------------
                           low-end     high-end   low-end     high-end
                                        ($ in millions)

 GES                        $165.0  to  $175.0     $16.5   to   $18.5
 Exhibitgroup                $42.0  to   $48.0     $(0.5)  to    $1.5
 Travel & Recreation         $20.0  to   $22.0      $4.5   to    $5.0


   Dykstra said, "Overall, the first quarter was a good start to 2006. We are very encouraged by the strong same-show growth at GES and continued success of the Products and Services group. Exhibitgroup continues to be the wild card. After finishing 2005 with two consecutive quarters of improvement in the mix of construction revenue, we experienced a softer than expected construction revenue mix in the first quarter of 2006. While this is a bit disappointing, we continue to see good strength in the exhibition and event industry and signs that exhibitors are willing to spend more. The team at Exhibitgroup is working hard to win profitable new exhibit construction business and we are cautiously optimistic that we can hold the line on the construction revenue mix for the year."
   Dykstra concluded, "All of our companies remain focused on cost control and profitable growth in order to provide quality products and services at a good value to our customers and strong returns to our shareholders. Our goal is to continue to carry the momentum we gained in 2005 into 2006 to win for all of our stakeholders."

   Conference Call and Web Cast

   Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2006 results on Friday, April 28, 2006 at 9 a.m. (ET). To join the live conference call, dial (800) 811-0667, passcode 7029184, or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (888) 203-1112, passcode 7029184, or visit the Viad Web site and link to a replay of the webcast.
   Viad is an S&P SmallCap 600 company. Major operating companies include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

   Forward-Looking Statements

   As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.
   Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.


                      VIAD CORP AND SUBSIDIARIES
                     TABLE ONE - QUARTERLY RESULTS
                              (UNAUDITED)

                                          Three months ended March 31,
                                          ----------------------------
(000 omitted, except per share data)         2006       2005       %
                                          ---------- ---------- ------

Revenues (Note A)                          $233,770   $249,512   -6.3%
                                          ========== ========== ======

Segment operating income (Note A)           $17,710    $22,767  -22.2%
Corporate activities and minority
 interests                                   (1,740)    (2,619)  33.6%
Gain on sale of corporate assets
 (Note B)                                     3,468          -   (a)
Restructuring recoveries (Note C)                18        290  -93.8%
Impairment recoveries (Note D)                  843          -   (a)
Net interest income                           1,437        150   (a)
                                          ---------- ---------- ------
Income before income taxes                   21,736     20,588    5.6%
Income tax expense                           (7,979)    (8,163)   2.3%
                                          ---------- ---------- ------
Income from continuing operations            13,757     12,425   10.7%
Loss from discontinued operations
 (Note E)                                      (149)      (227)  34.4%
                                          ---------- ---------- ------
Net income                                  $13,608    $12,198   11.6%
                                          ========== ========== ======

Diluted income per common share:
   Income from continuing operations          $0.62      $0.56   10.7%
   Loss from discontinued operations          (0.01)     (0.01)   0.0%
                                          ---------- ---------- ------
   Net income per share                       $0.61      $0.55   10.9%
                                          ========== ========== ======

Basic income per common share:
   Income from continuing operations          $0.63      $0.57   10.5%
   Loss from discontinued operations          (0.01)     (0.01)   0.0%
                                          ---------- ---------- ------
   Net income per share                       $0.62      $0.56   10.7%
                                          ========== ========== ======

Common shares treated as outstanding
 for net income per share
 calculations:

    Average outstanding shares               21,812     21,917   -0.5%
                                          ========== ========== ======
    Average outstanding and
     potentially dilutive shares             22,202     22,092    0.5%
                                          ========== ========== ======

(a) Change is greater than +/- 100 percent.


                      VIAD CORP AND SUBSIDIARIES
                TABLE ONE - NOTES TO QUARTERLY RESULTS
                              (UNAUDITED)

(A) Reportable Segments
                                          Three months ended March 31,
                                          ----------------------------
     (000 omitted)                           2006       2005       %
                                          ---------- ---------- ------

     Revenues:
        GES Exposition Services            $194,127   $198,350   -2.1%
        Exhibitgroup/Giltspur                34,724     46,432  -25.2%
        Travel and Recreation Services        4,919      4,730    4.0%
                                          ---------- ---------- ------
                                           $233,770   $249,512   -6.3%
                                          ========== ========== ======

     Segment operating income (loss):
        GES Exposition Services             $22,420    $26,752  -16.2%
        Exhibitgroup/Giltspur                (3,027)    (1,828) -65.6%
        Travel and Recreation Services       (1,683)    (2,157)  22.0%
                                          ---------- ---------- ------
                                            $17,710    $22,767  -22.2%
                                          ========== ========== ======

(B) Gain on Sale of Corporate Assets -- In the first quarter of 2006, Viad sold its remaining interest in its corporate aircraft along with related equipment for $10.0 million, resulting in a gain of $1.7 million ($1.1 million after-tax). Also in the quarter, Viad sold certain undeveloped land in Phoenix, Arizona for $2.9 million, resulting in a gain of $1.7 million ($1.1 million after-tax).

(C)  Restructuring Recoveries -- In the first quarter of 2006 and
     2005, Viad reversed restructuring reserves of $18,000 ($11,000 after-tax) and $290,000 ($175,000 after-tax), respectively.

(D) Impairment Recoveries -- In the third quarter of 2005, GES' operations in New Orleans were severely impacted by Hurricane Katrina and the related events that occurred. At that time, management made an estimate of the damage to GES' New Orleans property and recorded an asset impairment loss related to the net book value of fixed assets and inventory of $843,000 ($508,000 after-tax). In the first quarter of 2006, Viad recorded insurance recoveries of $843,000 ($508,000 after-tax) related to claims associated with Hurricane Katrina. The final resolution of these claims remains pending with Viad's insurance carriers, and the amounts of additional recoveries, if any, remain uncertain.

(E) Loss from Discontinued Operations -- In the first quarter of 2006 and 2005, Viad recorded losses from discontinued operations of $149,000 and $227,000, respectively, relating to tax matters associated with previously sold operations.



                      VIAD CORP AND SUBSIDIARIES
           TABLE TWO - INCOME BEFORE IMPAIRMENT RECOVERIES,
                  ADJUSTED EBITDA AND FREE CASH FLOW
                              (UNAUDITED)

                                          Three months ended March 31,
                                          ----------------------------
(000 omitted)                                2006       2005       %
                                          ---------  ---------  ------
Income before impairment recoveries:
   Income from continuing operations       $13,757    $12,425    10.7%
   Impairment recoveries, net of tax          (508)         -    (a)
                                          ---------  ---------  ------
   Income before impairment recoveries     $13,249    $12,425     6.6%
                                          =========  =========  ======

                                          Three months ended March 31,
                                          ----------------------------
(per diluted share)                          2006       2005       %
                                          ---------  ---------  ------
Income before impairment recoveries:
   Income from continuing operations         $0.62      $0.56    10.7%
   Impairment recoveries, net of tax         (0.02)         -    (a)
                                          ---------  ---------  ------
   Income before impairment recoveries       $0.60      $0.56     7.1%
                                          =========  =========  ======

                                          Three months ended March 31,
                                          ----------------------------
(000 omitted)                                2006       2005       %
                                          ---------  ---------  ------
Adjusted EBITDA:
   Net income                              $13,608    $12,198    11.6%
   Loss from discontinued operations           149        227    34.4%
                                          ---------  ---------  ------
   Income from continuing operations        13,757     12,425    10.7%
   Impairment recoveries                      (843)         -    (a)
   Interest expense                            366        557    34.3%
   Income tax expense                        7,979      8,163     2.3%
   Depreciation and amortization             4,823      5,994    19.5%
                                          ---------  ---------  ------
   Adjusted EBITDA                         $26,082    $27,139    -3.9%
                                          =========  =========  ======

                                          Three months ended March 31,
                                          ----------------------------
(000 omitted)                                2006       2005       %
                                          ---------  ---------  ------
Free Cash Flow:
   Net cash provided by operating
    activities                              $5,785    $10,700   -45.9%
   Less:
      Capital expenditures                  (6,070)    (3,474)  -74.7%
      Dividends paid                          (881)      (881)    0.0%
                                          ---------  ---------  ------
      Free cash flow                       $(1,166)    $6,345    (a)
                                          =========  =========  ======

(a) Change is greater than +/- 100 percent.


    CONTACT: Viad Corp, Phoenix
             Carrie Long, 602-207-2681 (Investor Relations) clong@viad.com